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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF BIORELIANCE CORPORATION

U.S.A.
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BioReliance Testing and Development, Inc.
BioReliance Manufacturing, Inc.
Rockville, MD 20850-3349

UNITED KINGDOM
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BioReliance Ltd.
Innovation Park
Hillfoots Road
Stirling, Scotland FK9 4NF

GERMANY
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BioReliance GmbH
BioReliance Holding GmbH
BioReliance Manufacturing GmbH
Czernyring 22
D-69115 Heidelberg, Germany